MORGAN STANLEY DEAN WITTER & CO.

                             SECRETARY'S CERTIFICATE

     I, Charlene R. Herzer, a duly electd and acting Assistant Secretary of Morgan Stanley Dean Witter & Co., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certify that Dennine Bullard is authorized to sign reports to be filed under Sections 13 and 16 of the Securities Exchange Act of 1934 on behalf of the Corporation pursuant to a delegation of authority executed on February 23, 2000 by Donald G. Kempf, Jr., the Executive Vice President, Chief Legal Officer and Secretary of the Corporation. Pursuant to Section 7.01 of the Bylaws of the Corporation and resolutions approved by the Board of Directors of the Corporation on September 25, 1998, the Chief Legal Officer is authorized to enter into agreements and other instruments on behalf of the Corporation and may delegate such powers to others under his jurisdiction.

     IN WITNESS WHEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 12th day of February, 2001.




                                        /s/ Charlene R. Herzer
                                        ----------------------
                                        Charlene R. Herzer
                                        Assistant Secretary


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